Exhibit 99.1

ERNIE FREEDMAN RESIGNS AS CHIEF FINANCIAL OFFICER
PAUL BELDIN PROMOTED TO CFO

DENVER, CO - September 14, 2015. Apartment Investment and Management Company (“Aimco”) (NYSE: AIV), announced today that Ernie Freedman has resigned as Executive Vice President and Chief Financial Officer of Aimco to join Invitation Homes.  Paul Beldin, Aimco’s Chief Accounting Officer since 2008, has been promoted to Executive Vice President and Chief Financial Officer effective immediately. Mr. Freedman will remain with Aimco through October 1 to provide for a smooth transition.
Terry Considine, Aimco’s Chairman and CEO remarked, “Since 2009, Ernie has served ably as Aimco’s CFO, tackling important challenges in finance, capital markets, accounting and reporting, investor relations, IT and Aimco strategy.  I am grateful for his many contributions to Aimco and even more for our friendship. I will miss our daily interactions and wish him every success as he pursues his next set of goals.  One of Ernie’s many accomplishments has been the development of a deep and talented team. The promotion of Paul will make for a seamless transition. I look forward to continuing my work with him in his new role. I know Paul well and am confident of his success.”
Mr. Freedman said, “Since joining Aimco in 2007, I have appreciated the opportunity to grow with my colleagues. We have an exceptional team and a deep bench, including Paul, who has been my right hand at CAO for the past seven years.  I look forward to Aimco’s continued success in the years to come.  And while I will miss the Aimco team, I am excited by the prospect of building a business and leading the institutionalization of that sector.”
“Having spent the last number of years working with and learning from Ernie and Terry and the rest of the Aimco team, I am eager for this new challenge within Aimco,” said Mr. Beldin.
Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country's largest owners and operators of apartments, with 199 communities in 23 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.